Exhibit 5.1

October 20, 2006

Board of Trustees
Kite Realty Group Trust
30 S. Meridian Street, Suite 1100
Indianapolis, Indiana  46204

Ladies and Gentlemen:

We are acting as counsel to Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-127586) (the “Registration Statement”), previously declared effective by the Securities and Exchange Commission (the “Commission”) relating to the proposed public offering of securities of the Company that may be offered and sold by the Company from time to time on a delayed or continuous basis as set forth in the prospectus dated August 30, 2005 (the “Prospectus”), and as may be set forth from time to time in one or more supplements thereto.  This opinion letter is rendered in connection with the proposed issuance and sale from time to time of up to $25,000,000 of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Shares”), in accordance with the terms of a sales agreement, dated October 20, 2006, by and among the Company, Kite Realty Group, L.P. and Cantor Fitzgerald & Co. (the “Agreement”) and as described in the prospectus supplement dated October 20, 2006 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.                                       An executed copy of the Registration Statement.

2.                                       The Prospectus and the Prospectus Supplement.

3.                                       An executed copy of the Agreement.

4.                                       The Articles of Amendment and Restatement of the Declaration of Trust of the Company (the “Declaration of Trust”), as certified by the Maryland State Department of Assessments and Taxation on September 8, 2006, and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.                                       The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.                                       Resolutions of the Board of Trustees of the Company adopted at meetings held on August 4, 2005 and August 3, 2006, and resolutions of the Pricing Committee of the Board of Trustees, adopted by written consent of the sole member dated October 20, 2006 (together, the “Resolutions”), each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance and sale of the Shares and arrangements in connection therewith.

In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies).  We have also assumed that the Shares will not be issued in violation of the ownership limits contained in the Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Statute”).  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Maryland REIT Statute” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) the issuance of the Shares pursuant to the terms of the Agreement, the Placement Notice issued by the Company in accordance with the Agreement (the “Placement Notice”) and the Resolutions, and (ii) receipt by the Company of the consideration for the Shares specified in the Resolutions, the Agreement and the Placement Notice, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of its Current Report on Form 8-K (the “Form 8-K”) on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement, each of which constitute a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.